UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2017

Mission Broadcasting, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	333-62916-02	51-0388022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30400 Detroit Road, Suite 304

Westlake, Ohio 44145

(Address of principal executive offices, including Zip Code)

(440) 526-2227

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 17, 2017 (the “Closing Date”), Mission Broadcasting, Inc. (“Mission”) entered into a credit agreement, dated as of January 17, 2017, by and among Mission, Bank of America, N.A., as the administrative agent and the collateral agent, and the financial institutions from time to time party thereto (the “Mission Credit Agreement”), pursuant to which Mission will have a term B loan facility in an aggregate principal amount of $232,000,000 and a revolving facility in an available aggregate principal amount of $3,000,000. The proceeds of the term facilities will be used to pay the cash consideration to refinance existing indebtedness of Mission and to pay transaction expenses.

Revolving loans drawn under the revolving facility accrue interest at a rate equal to LIBOR plus 2.50% if the first lien leverage ratio of Nexstar Media Group, Inc., a Delaware Corporation (“Nexstar”), is greater than 2.50:1.00, with further step-downs to LIBOR plus 2.25% and LIBOR plus 2.00% if Nexstar’s first lien leverage ratio is less than 2.50:1.00 and less than 1.50:1.00, respectively. The term B facility carries an interest rate of LIBOR plus 3.00%. A 0% LIBOR “floor” applies to the revolving facility and the term B facility. The revolving facility matures five years after the Closing Date. The term B facility matures seven years after the Closing Date. If on the date that is 91 days prior to the respective stated maturity dates of the senior notes existing on the date the Mission Credit Agreement is entered into, there is more than $200 million in principal amount outstanding under any such senior notes, the maturity date of each of the credit facilities shall be such 91st day prior to the applicable stated maturity date instead. The term B facility has an amortization of 1% per annum. The term B facility has a customary 101% “soft-call” protection for the first six months after the Closing Date. The credit facility under the Mission Credit Agreement is guaranteed by Mission, certain of Mission’s direct and indirect wholly-owned subsidiaries, Nexstar and certain of Nexstar’s direct and indirect wholly-owned subsidiaries, with customary exceptions, and are secured by substantially all assets of Mission and the other guarantors, with customary exceptions.

The Mission Credit Agreement contains various customary covenants that restrict Mission’s and its restricted subsidiaries’ ability to, among other things: (i) incur additional debt and issue preferred stock; (ii) pay dividends and make other distributions; (iii) make investments and other restricted payments; (iv) make acquisitions; (v) merge, consolidate or transfer all or substantially all of Mission’s assets; (vi) create liens; (vii) sell assets or stock of its subsidiaries; and (viii) enter into transactions with affiliates.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2017

MISSION BROADCASTING, INC.

By:	/s/ Dennis Thatcher
Dennis Thatcher President and Treasurer